Exhibit 99.1

NEWS

Priority Healthcare Corporation

250 Technology Park

Lake Mary, FL 32746

(407) 804-6700 Fax (407) 804-5675

FOR RELEASE 7/17/03 @ 7:00 A.M. EASTERN

PRIORITY HEALTHCARE ANNOUNCES RECORD SECOND

QUARTER AND SIX MONTH RESULTS- BOARD APPROVES

STOCK REPURCHASE PROGRAM

Lake Mary, FL, July 17, 2003 – Priority Healthcare Corporation (Nasdaq: PHCC) reported record results for the second quarter and six months ended June 28, 2003. For the quarter, sales increased 20% to $351 million and 26% to $702 million for the six months. Earnings for the quarter increased 7% to $11.4 million and 21% to $ 24.6 million for the six months. Earnings per share for the quarter and six months were $.26 and $.56, respectively, compared to $.24 and $.46 for the corresponding periods in 2002.

“Our results for the second quarter and six months were a record for the corresponding periods and were in line with our revised estimates of June 16, 2003.” stated Steve Cosler, President and Chief Executive Officer. “As we discussed previously, the quarter was negatively impacted by a sales shortfall in infertility and hepatitis, the change in the spread between Average Wholesale Price (AWP) and Wholesale Acquisition Cost (WAC) in certain infertility products and the contraction in gross profit on oncology distribution sales. We are allocating additional resources to our sales efforts and developing and executing solutions to address each of the shortfalls. Also, we are pleased to announce the changes in the spread between AWP and WAC on the key infertility products have been restored to their historical ranges.”

Mr. Cosler continued, “Our sales increase of 20% for the quarter and 26% for the six months in the face of slowing growth in our two largest pharmacy markets is evidence of the strength in our broad portfolio of biotech products. We remain very optimistic about our product pipeline as we continue to add new programs. Last week we announced our agreement with Chiron to manage the TOBI® Access Program. TOBI® is an inhalation therapy available to patients with cystic fibrosis and other serious lung conditions. This program, along with the recent launch of Xolair® expands our very strong portfolio in pulmonology as we continue to grow and diversify our product and service offerings.”

In commenting on certain financial aspects of the quarter, Steve Saft, Chief Financial Officer stated, “Our sales increase for the quarter was entirely organic growth. Gross profit decreased 50 basis points to 10.8% from the previous year reflecting the contraction of our distribution oncology margins and the infertility AWP/WAC spread compression. We are optimistic we have actions in place to make incremental gains in each of the impacted areas.”

Mr. Saft continued, “Our balance sheet remains strong with $82 million in cash and no debt. Cash flow from operations was $11.3 million for the second quarter. We purchased $3.4 million of our common stock during the quarter under the stock repurchase program that expired earlier this week. Our DSO’s are at 40 days, a decrease of one day from the previous year. Our return on committed capital and invested capital for the quarter was 55% and 34%, respectively, which we believe is among the highest in the industry.”

Mr. Cosler concluded, “We are confident that we will continue to gain market share in both hepatitis and infertility and that we have taken the appropriate actions to reverse the trends in our oncology distribution margins. These action items, along with the addition of new products and services, will ensure Priority Healthcare maintains a leadership position in the industry.”

The Board of Directors also approved a stock repurchase program for shares of the company’s common stock. Under the program, the company may repurchase up to 3,000,000 shares at its discretion during the next 12 months. The purchases may be made from time to time in the open market or in privately negotiated transactions depending on market conditions and other considerations. Management of the company believes that at its current market price, the common stock is an attractive investment for the company. Shares acquired under the repurchase program will be held as treasury shares and be available for general corporate purposes.

In addition, William E. Bindley, Chairman of the Board, announced the appointment of Glenn D. Steele, Jr., M.D., Ph.D., to the Board of Directors. Dr. Steele is currently CEO of the Geisinger Health System in Danville, PA, a rural health system that includes over 600 physicians, five hospitals, 40 outpatient facilities and a 300,000 member HMO. He is a graduate of Harvard University and the New York University School of Medicine and has served as the Dean of the University of Chicago School of Medicine. Mr. Bindley commented, “We are very fortunate to attract someone to our Board of Directors with the outstanding background of Dr. Steele that includes academic, clinical and business success.” Dr. Steele is an independent director and has been appointed to the Governance committee.

As previously announced, a web cast of the company’s conference call to review the financial results is available on Priority Healthcare’s website, www.priorityhealthcare.com, live at 9:00 am Eastern today. A replay of this conference call will be available on the company’s website approximately two hours after the event for a two week period.

Priority Healthcare Corporation is a national specialty pharmacy and distributor that provides biopharmaceuticals, complex therapies and related disease treatment programs and services.

Certain statements included in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties, including those described in our public filings with the United States Securities and Exchange Commission; also including, but not limited to, changes in interest rates, competitive pressures, changes in customer mix, changes in third party reimbursement rates, financial stability of major customers, changes in government regulations or the interpretation of these regulations, changes in supplier relationships, growth opportunities, cost savings, revenue enhancements, synergies and other benefits anticipated from acquisition transactions, difficulties relative to integrating acquired businesses, the accounting and tax treatment of acquisitions, and asserted and unasserted claims, which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

For further information:

Steve Cosler, Chief Executive Officer or

Stephen Saft, Chief Financial Officer

(407) 804-6700

PRIORITY HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(000’s omitted, except share data)

(unaudited)

	Six-month period ended June 28, 2003	Six-month period ended June 29, 2002	Three-month period ended June 28, 2003	Three-month period ended June 29, 2002
Net sales	$702,036	$557,456	$350,507	$290,999
Cost of products sold	623,967	494,730	312,723	258,103

Gross profit	78,069	62,726	37,784	32,896
Selling, general and administrative expense	37,525	30,434	18,800	15,773
Depreciation and amortization	2,010	1,303	1,083	657

Earnings from operations	38,534	30,989	17,901	16,466
Interest income	812	1,538	351	671

Earnings before income taxes	39,346	32,527	18,252	17,137
Provision for income taxes	14,755	12,198	6,845	6,427

Net earnings	$24,591	$20,329	$11,407	$10,710

Earnings per share:
Basic	$.56	$.46	$.26	$.24
Diluted	$.56	$.46	$.26	$.24
Weighted average shares outstanding:
Basic	43,549,394	43,873,331	43,577,129	43,976,292
Diluted	44,149,962	44,655,160	44,289,419	44,699,328

PRIORITY HEALTHCARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(000’s omitted)

	June 28, 2003	December 28, 2002
	(unaudited)
Cash and cash equivalents	$58,237	$37,031
Marketable securities	23,532	46,337
Receivables, net	171,737	163,688
Finished goods inventory	107,188	108,604
Other current assets	19,585	17,888
Fixed assets, net	20,278	13,749
Other assets	92,788	97,565

Total assets	$493,345	$484,862

Current liabilities	$172,712	$188,114
Long-term debt	—	—
Other liabilities	2,321	2,321
Shareholders’ equity	318,312	294,427

Total liabilities and shareholders’ equity	$493,345	$484,862